NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                                          July 28, 2009

NORFOLK SOUTHERN REPORTS SECOND-QUARTER 2009 RESULTS

For second-quarter 2009:

•        Railway operating revenues were $1.9 billion.

•        Income from railway operations was $468 million.

•        Net income was $247 million.

•        Diluted earnings per share were $0.66.

•        The railway operating ratio was 74.8 percent.

NORFOLK, VA. - For the second quarter of 2009, Norfolk Southern Corporation (NYSE: NSC) reported net income of $247 million, or $0.66 per diluted share, compared with $453 million, or $1.18 per diluted share, for the second quarter of 2008.

            "Second-quarter results obviously reflect the impact of the recession," said Norfolk Southern CEO Wick Moorman.  "However, the measures we are taking to control expenses while maintaining our industry-leading service levels have enabled us to post solid second-quarter results, while at the same time we continue to invest in projects that position us for the eventual economic recovery."

            Second-quarter railway operating revenues were $1.9 billion, down 33 percent, compared with the second quarter of 2008, primarily the result of a 26 percent reduction in traffic volume and lower fuel-related revenues.

            General merchandise revenues were $978 million, 33 percent lower compared with the same period last year.  Coal revenues declined 34 percent to $511 million compared with second-quarter 2008 results. Intermodal revenues decreased 31 percent to $368 million compared with the second quarter of last year.

            Railway operating expenses for the quarter were $1.4 billion, a decrease of 29 percent over the same period of 2008.

The railway operating ratio was 74.8 percent, compared with 71.1 percent during second-quarter 2008.

            Norfolk Southern Corporation is a leading North American transportation provider.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.   Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

###

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)